Exhibit 10.60


                              EMPLOYMENT AGREEMENT

                  THIS AGREEMENT is entered into as of October 25, 2002, by and between KIRK A. BENSON (the "Employee") and HEADWATERS INCORPORATED, a Delaware corporation (the "Company").

         1. Duties and Scope of Employment.

         (a) Position. For the term of his employment under this Agreement (the "Employment"), the Company agrees to employ the Employee in the position of Chairman and Chief Executive Officer. The Employee shall report to the Company's Board of Directors (the "Board").

         (b) Obligations to the Company. During his Employment, the Employee shall devote his full business efforts and time to the Company. During his Employment, without the prior written approval of the Board, the Employee shall not render services in any capacity to any other person or entity and shall not act as a sole proprietor or partner of any other person or entity or as a shareholder owning more than five percent of the stock of any other corporation; provided that the Employee may devote a reasonable amount of time to charitable, educational, civic and political activities. The Employee shall comply with the Company's policies and rules, as they may be in effect from time to time during his Employment.

         (c) No Conflicting Obligations. The Employee represents and warrants to the Company that he is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with his obligations under this Agreement. The Employee represents and warrants that he will not use or disclose, in connection with his Employment, any trade secrets or other proprietary information or intellectual property in which the Employee or any other person has any right, title or interest and that his Employment will not infringe or violate the rights of any other person.

         2. Cash and Incentive Compensation.

         (a) Salary. The Company shall pay the Employee as compensation for his services a base salary at a gross annual rate of not less than (i) $400,000 for the 12-month period ending April 24, 2003, (ii) $450,000 for the 12-month period ending April 24, 2004, and (iii) $500,000 for the 12-month period ending April 24, 2005. Such salary shall be payable in accordance with the Company's standard payroll procedures. (The annual compensation specified in this Subsection (a), together with any increases in such compensation that the Company may grant from time to time, is referred to in this Agreement as "Base Salary.")

         (b) Incentive Bonuses. The Employee shall be eligible to be considered for an annual incentive bonus. Such bonus shall be awarded based on objective or subjective criteria established in advance by the Board or the Compensation Committee of the Board. The determinations of the Board or its Compensation Committee with respect to such bonus shall be final and binding. The foregoing notwithstanding, as long as the Company's Incentive Bonus Plan, as approved by the Board on November 10, 2001 (the "2001 Incentive Plan") remains applicable, the Employee's "bonus percent" within the meaning of such Plan shall not be less than 110%. If the Company replaces the 2001 Incentive Plan with a new program, the Employee's opportunity to earn a bonus under the new program shall at least

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be equivalent to the opportunity that he enjoyed under the 2001 Incentive Plan.
Upon termination of Employment for any reason, the Employee shall be eligible to receive a prorated bonus for the year of termination and any previously withheld or "banked" bonuses, subject in each case to the generally applicable terms and conditions of the 2001 Incentive Plan (or its successor) and to the determinations of the Board or its Compensation Committee; provided, however, if the Employee retires from Employment after having attained age 57 and has not been terminated for Cause, then previously withheld or "banked" bonuses shall be immediately paid to the Employee notwithstanding the terms of the 2001 Incentive Plan (or its successor).

         (c) Stock Option Grants.

         (i) February 2003 Grant. Subject to availability under a stock incentive plan of the Company that is approved by the stockholders, on or promptly after the date of the next regular annual meeting of the Company's stockholders, the Company shall grant the Employee a stock option covering a number of shares of the Company's Common Stock equal to the greater of (A) 164,000 or (B) the number that, when combined with the option covering 61,000 shares that was granted to the Employee on June 10, 2002, will have a value equal to the value of a hypothetical option covering 225,000 shares granted to the Employee on June 10, 2002. For purposes of the preceding sentence, the value of options shall be determined by the same methodology and assumptions used for purposes of footnote disclosure in the Company's financial statements for the year ending September 30, 2002. The option granted under this Paragraph (i) shall become exercisable in three equal installments on March 31, 2003, March 31, 2004, and March 31, 2005, provided that the Employee's Employment continues until the date in question.

         (ii) April 2003 Grant. Subject to availability under a stock incentive plan of the Company approved by the stockholders, on or promptly after April 24, 2003, the Company shall grant the Employee a stock option covering 137,500 shares of the Company's Common Stock. The option granted under this Paragraph
(ii) shall become exercisable in three equal installments on April 24, 2004, April 24, 2005, and April 24, 2006, provided that the Employee's Employment continues until the date in question.

         (iii) April 2004 Grant. Subject to availability under a stock incentive plan of the Company approved by the stockholders, on or promptly after April 24, 2004, the Company shall grant the Employee a stock option covering 137,500 shares of the Company's Common Stock. The option granted under this Paragraph
(iii) shall become exercisable in three equal installments on April 24, 2005, April 24, 2006, and April 24, 2007, provided that the Employee's Employment continues until the date in question.

         (iv) Other Option Terms. The exercise price per share of each option granted under this Subsection (d) shall be equal to the fair market value per share of the Company's Common Stock on the date of grant. The term of each such option shall be 10 years, provided that each such option may expire earlier if the Employee's Employment terminates, but not less than (A) 3 months after the termination of his Employment for any reason other than death or disability; (B) 12 months after termination of his Employment because of death; and (C) 6 months after termination of his Employment because of his total and permanent disability. All share numbers set forth in this Subsection (d) shall automatically be adjusted to reflect stock splits, stock dividends, reverse stock splits, and similar events.

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         (v) Substitution of Other Equity Grants. In lieu of all or part of the stock options described in Paragraphs (i), (ii) and (iii) above, the Company may grant the Employee equity in the Company in other forms, provided that (A) the equity grants in other forms have a value not less than the value of such options and (B) the Employee consents in writing to the substitution of other equity grants for such options.

         (d) Reimbursement of Legal Fees. The Company shall reimburse the Employee for the reasonable cost of retaining counsel to assist him in the preparation and negotiation of this Agreement in an amount not to exceed $5,000.

         3. Vacation and Employee Benefits. During his Employment, the Employee shall be eligible for paid vacations in accordance with the Company's vacation policy, as it may be amended from time to time. The Employee shall be eligible to participate in the employee benefit plans maintained by the Company, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan. The Employee shall also be entitled to any other perquisites that the Company makes available to its executive officers.

         4. Business Expenses. During his Employment, the Employee shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder. The Company shall reimburse the Employee for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company's generally applicable policies.

         5. Term of Employment.

         (a) Termination of Employment. The Company may terminate the Employee's Employment at any time and for any reason (or no reason), and with or without Cause, by giving the Employee notice in writing. The Employee may terminate his Employment by giving the Company notice in writing. The Employee's Employment shall terminate automatically in the event of his death. The termination of the Employee's Employment shall not limit or otherwise affect his obligations under
Section 7.

         (b) Employment at Will. The Employee's Employment with the Company shall be "at will," meaning that either the Employee or the Company shall be entitled to terminate the Employee's Employment at any time and for any reason, with or without Cause. Any contrary representations that may have been made to the Employee shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between the Employee and the Company on the "at will" nature of the Employee's Employment, which may only be changed in an express written agreement signed by the Employee and a duly authorized officer of the Company.

         (c) Rights Upon Termination. Except as expressly provided in Section 6, upon the termination of the Employee's Employment, the Employee shall only be entitled to the compensation, benefits and expense reimbursements that the Employee has earned under this Agreement before the effective date of the termination. The payments under this Agreement shall fully discharge all responsibilities of the Company to the Employee.

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         6. Termination Benefits.

         (a) General Release. Any other provision of this Agreement notwithstanding, Subsections (b), (c) and (d) below shall not apply unless the Employee (i) has executed a mutual release of all claims and (ii) has returned all property of the Company in the Employee's possession.

         (b) Severance Pay. If the Company terminates the Employee's Employment for any reason other than Cause, or if the Employee resigns all of his positions with the Company for Good Reason, then the Company shall immediately make a lump sum severance payment to the Employee in an amount equal to 300% of his annual Base Salary (at the rate in effect when his Employment terminates).

         (c) Option Acceleration. If Subsection (b) above applies, all options to purchase shares of the Company's stock that the Employee then holds shall immediately become fully vested and exercisable.

         (d) Health Insurance. If Subsection (b) above applies, and if the Employee elects continuation health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act ("COBRA") following the termination of his Employment, then the Company shall pay the monthly premium under COBRA for the Employee and his dependents until the earliest of (i) the date that is 18 months after the Employee's termination of his Employment, (ii) the expiration of the Employee's continuation coverage under COBRA or (iii) the date when the Employee receives substantially equivalent health insurance coverage in connection with new employment or self-employment ("replacement coverage"). To the extent that the Employee is not receiving replacement coverage after the expiration of the COBRA continuation period, then the Company shall reimburse the Employee, on a monthly basis, for the cost of obtaining such coverage on an individual basis for up to an additional 18 months and in an amount not to exceed the cost of the last monthly COBRA premium paid by the Company on the Employee's behalf.

         (e) Definition of "Cause." For all purposes under this Agreement, "Cause" shall mean:

                  (i) An unauthorized use or disclosure by the Employee of the Company's confidential information or trade secrets, which use or disclosure causes material harm to the Company;

                  (ii) A willful act by the Employee which constitutes gross misconduct or fraud and which is materially injurious to the Company;

                  (iii) The Employee's conviction of, or plea of "guilty" or "no contest" to, a felony under the laws of the United States or any state thereof; or

                  (iv) A willful failure by the Employee to substantially perform his duties under this Agreement, other than a failure resulting from the Employee's complete or partial incapacity due to physical or mental illness.

The foregoing shall not be deemed an exclusive list of all acts or omissions that the Company may consider as grounds for the termination of the Employee's Employment with Cause. No act, or failure to act, by the Employee shall be considered "willful" unless committed without good faith and without a reasonable belief that the act or omission was in the Company's best interest.

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         (f) Definition of "Good Reason." For all purposes under this Agreement,
"Good Reason" shall mean that the Employee has not been terminated for Cause and elects to resign after one or more of the following events:

                  (i) The reduction of the Employee's Base Salary;

                  (ii) The diminution or reduction of Employee's title, authority, duties or responsibilities, including (without limitation) the Employee's removal from his position as the Company's Chief Executive Officer;

                  (iii) The Employee, at any time after the Company has been subject to a Change in Control (as defined in Section 7), is assigned to any position other than the position of Chief Executive Officer of a corporation whose equity securities are regularly traded on a national securities exchange or the Nasdaq National Market;

                  (iv) The relocation of the Employee's principal place of employment by more than 25 miles from its present location; or

                  (v) Any breach by the Company of any material provision of this Agreement.

         7. Change in Control.

         (a) Option Acceleration. If the Company is subject to a Change in Control, all options to purchase shares of the Company's stock that the Employee then holds shall immediately become fully vested and exercisable.

         (b) Definition of "Change in Control." For all purposes under this Agreement, "Change in Control" shall mean:

                  (i) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity;

                  (ii) The sale, transfer or other disposition of all or substantially all of the Company's assets;

                  (iii) A change in the composition of the Board, as a result of which fewer than 50% of the incumbent directors are directors who either:

                           (A) Had been directors of the Company on the date 24
                  months prior to the date of such change in the composition of the Board (the "Original Directors"); or

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                           (B) Were appointed to the Board, or nominated for
                  election to the Board, with the affirmative votes of at least a majority of the aggregate of (I) the Original Directors who were in office at the time of their appointment or nomination and (II) the directors whose appointment or nomination was previously approved in a manner consistent with this Subparagraph (B); or

                  (iv) Any transaction as a result of which any person is the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company's then outstanding voting securities. For purposes of this Paragraph (iv), the term "person" shall have the same meaning as when used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934 but shall exclude (A) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a parent or subsidiary of the Company and (B) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transaction.

         8. Successors.

         (a) Company's Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which becomes bound by this Agreement.

         (b) Employee's Successors. This Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

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         9. Arbitration.

         (a) Scope of Arbitration Requirement. The parties hereby waive their rights to a trial before a judge or jury and agree to arbitrate before a neutral arbitrator any and all claims or disputes arising out of this Agreement and any and all claims arising from or relating to the Employee's Employment, including (but not limited to) claims against any current or former employee, director or agent of the Company, claims of wrongful termination, retaliation, discrimination, harassment, breach of contract, breach of the covenant of good faith and fair dealing, defamation, invasion of privacy, fraud, misrepresentation, constructive discharge or failure to provide a leave of absence, or claims regarding commissions, stock options or bonuses, infliction of emotional distress or unfair business practices.

         (b) Procedure. The arbitrator's decision shall be written and shall include the findings of fact and law that support the decision. The arbitrator's decision shall be final and binding on both parties, except to the extent applicable law allows for judicial review of arbitration awards. The arbitrator may award any remedies that would otherwise be available to the parties if they were to bring the dispute in court. The arbitration shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided, however that the arbitrator shall allow the discovery that the arbitrator deems necessary for the parties to vindicate their respective claims or defenses. The arbitration shall take place in Salt Lake County, Utah, or, at the Employee's option, the county in which the Employee primarily worked with the Company at the time when the arbitrable dispute or claim first arose.

         (c) Costs. The parties shall share the costs of arbitration equally. Both the Company and the Employee shall be responsible for their own attorneys' fees, and the arbitrator may not award attorneys' fees unless a statute or contract at issue specifically authorizes such an award.

         (d) Applicability. This Section 9 shall not apply to (i) workers' compensation or unemployment insurance claims or (ii) claims concerning the validity, infringement or enforceability of any trade secret, patent right, copyright or any other trade secret or intellectual property held or sought by either the Employee or the Company.

         10. Miscellaneous Provisions.

         (a) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him at the home address that he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

         (b) Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

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         (c) Whole Agreement. No other agreements, representations or understandings (whether oral or written and whether express or implied) that are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof.

         (d) Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

         (e) Choice of Law and Severability. This Agreement shall be interpreted in accordance with the laws of the State of Utah (except their provisions governing the choice of law). If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively the "Law"), then such provision shall be curtailed or limited only to the minimum extent necessary to bring such provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

         (f) No Assignment. This Agreement and all rights and obligations of the Employee hereunder are personal to the Employee and may not be transferred or assigned by the Employee at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company's obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company's assets to such entity.

         (g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


         IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

                                             EXECUTIVE


                                             /s/ Kirk A. Benson
                                             ----------------------------------
                                             Kirk A. Benson


                                             HEADWATERS INCORPORATED

                                             By: /s/ Steven G. Stewart
                                             ----------------------------------
                                             Title: CFO

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